Reply Attention of: William L. Macdonald
Direct Telephone: (604) 973-0580
Email: wmacdonald@wlmlaw.ca
Our File No.: 14011-001

January 22, 2021

Enertopia Corp.

#18 1873 Spall Road

Kelowna, British Columbia

Canada V1Y 4R2

Dear Sirs:

Re: Common Stock of Enertopia Corp., Registered on Form S-8, filed on January 22, 2021

We are special counsel to Enertopia Corp. (the "Company"), a corporation incorporated under the laws of the State of Nevada.  In such capacity, we have reviewed the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering an aggregate of 17,400,000 common shares (each, a "Stock Option Plan Share") in the capital of the Company underlying the Company's 2014 Stock Option Plan, including 9,480,000 common shares underlying unissued stock options, and the reoffer of 7,920,000 shares (each an "Issued Share") issuable pursuant to the exercise of previously issued stock options being registered pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3.

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein.  We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein.  We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that (i) each Stock Option Plan Share to be issued under the Company's 2014 Stock Option Plan, and subsequently sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the 2014 Stock Option Plan, validly issued, fully paid and non-assessable; and (ii) the Issued Shares being registered for reoffer have been duly and validly authorized and issued, and will be issued as fully paid and non-assessable.

Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the State of New York.

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We have attorneys admitted to practice in New York, but not admitted to practice in the State of Nevada.  However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation.

This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.  This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

W.L. MACDONALD LAW CORPORATION

"W.L. MACDONALD LAW CORPORATION"